UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

QUANTA SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Last update: 02/22/2002

QUANTA SERVICES, INC.

1360 Post Oak Boulevard, Suite 2100

Houston, TX 77056

(713) 629-7600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2003

To our Stockholders:

The Annual Meeting of Stockholders of Quanta Services, Inc. will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056, on May 22, 2003 at 9:00 a.m. local time.

At the meeting, you will be asked to consider and act upon the following matters, which are more fully described in the accompanying Proxy Statement:

1.	Election of nine members of our Board of Directors, eight by the holders of Common Stock and one by the holders of Limited Vote Common Stock; and

2.	Any other matters that properly come before the meeting or any adjournments of the meeting.

Our stockholders of record at the close of business on March 24, 2003 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the meeting.

By Order of the Board of Directors

Dana A. Gordon

CORPORATE SECRETARY

Houston, Texas

April 21, 2003

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting in person. To assure your representation at the meeting, please vote promptly whether or not you expect to be present at the meeting. You can vote your shares by signing and dating the enclosed proxy card and returning it in the accompanying envelope or, if you hold your shares through a broker, via the Internet. You will find specific instructions for voting via the Internet on the proxy card if that option is available for your shares. If you attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a broker and wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares.

If you choose to attend the meeting, you will be asked to present valid picture identification and, if you hold your shares through a broker, you will be asked to present a copy of your brokerage statement showing your stock ownership as of March 24, 2003.

i

QUANTA SERVICES, INC.

1360 Post Oak Boulevard, Suite 2100

Houston, TX 77056

(713) 629-7600

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2003

We are distributing this proxy statement and the form of proxy beginning on or about April 21, 2003.

ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, you will act upon a proposal to elect members of the board of directors.

Who is entitled to vote at the meeting?

Only holders of record of our Common Stock, par value $.00001, and Limited Vote Common Stock, par value $.00001, at the close of business on March 24, 2003, the record date for the meeting, are entitled to notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of Common Stock and Limited Vote Common Stock?

Each share of Common Stock is entitled to one vote on each matter on which it may vote, and each share of Limited Vote Common Stock is entitled to one-tenth of one vote on each matter on which it may vote.

With respect to the election of directors, holders of Common Stock, voting as a class, will elect eight directors. Holders of Limited Vote Common Stock, voting as a class, will elect one director.

On all other matters, holders of Common Stock and Limited Vote Common Stock will vote together.

Who can attend the meeting?

All stockholders of record as of March 24, 2003, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. and seating will begin at 8:30 a.m. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

How do I vote?

You may vote your shares in either of the following manners:

1.	by signing and dating the enclosed proxy card and returning it in the accompanying envelope;

2.	by going to the web site www.proxyvote.com, entering the 12-digit control number located on your proxy card and following the simple instructions (not available to stockholders of record or to holders of Limited Vote Common Stock); or

3.	by written ballot at the meeting.

If you are a stockholder of record and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” and you wish to vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What is the difference between holding shares as a stockholder of record and in “street name”?

Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. This is often called holding shares in “street name.” As summarized below, there are some distinctions between record stockholders and “street name” holders.

If your shares are registered directly in your name with Quanta’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record for those shares, and these proxy materials are being sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares and you hold your shares in “street name.” These proxy materials are being forwarded to you by your broker or nominee which is considered the stockholder of record for those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, because you are not a stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use in directing the vote of your shares.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before the proxy is exercised, even after you have submitted your proxy card, by filing with our Secretary either a written notice of revocation or a duly executed proxy card bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and vote your shares in person by completing a written ballot. Attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name” and you wish to change your vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.

What constitutes a quorum?

With respect to the election of directors, a majority of the outstanding shares of each of the Common Stock and Limited Vote Common Stock entitled to vote must be present, either in person or represented by proxy, to constitute a quorum.

For all other matters, a majority of the shares entitled to vote of the Common Stock and Limited Vote Common Stock in the aggregate must be present, either in person or represented by proxy, to constitute a quorum. As of March 24, 2003, 113,924,684 shares of Common Stock and 1,077,750 shares of Limited Vote Common Stock were outstanding and entitled to vote. Properly executed proxies received, but marked as abstentions and broker non-votes, will be counted for purposes of establishing a quorum at the meeting.

What vote is required to approve each item to be voted on at the meeting?

Directors are elected by a plurality of the votes cast, which means that the eight nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock, and the one nominee who receives the highest number of properly executed “FOR” votes from the holders of Limited Vote Common Stock, will be elected as directors.

Any other matter properly coming before the meeting will be decided by a majority of the votes entitled to vote on that matter, with all classes of stock voting together.

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted. Accordingly, an abstention will have no effect on the election of directors but will have the effect of a negative vote on any other matter properly coming before the meeting.

What are broker non-votes?

Broker non-votes occur when you hold your shares through a broker, and you do not submit your proxy at least ten days before the meeting. If that happens, your broker may vote your shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors. On non-routine matters, your broker cannot vote without instructions from you, resulting in a so-called “broker non-vote.”

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote of “FOR” each of the proposed directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What if I receive more than one proxy card?

If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one proxy card. We encourage you to vote each proxy card that you receive.

Where can I find the voting results of the meeting?

We plan to announce preliminary voting results at the meeting and publish final results in our quarterly report on SEC Form 10-Q for the three months ended June 30, 2003.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of April 10, 2003, unless otherwise indicated, with respect to each person known by Quanta to be the beneficial owner of more than 5% of the outstanding shares of Quanta’s Common Stock or Limited Vote Common Stock.

Name and Address of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned	Percent of Class
First Reserve Fund IX, L.P.	Common Stock(1)	41,055,319	35.97%
600 Travis, Suite 6000
Houston, TX 77002

Vincent D. Foster	Limited Vote Common Stock	191,698	17.79%
1300 Post Oak Blvd., Suite 800	Common Stock(2)	177,225	*
Houston, Texas 77056

William G. Parkhouse	Limited Vote Common Stock(3)	165,632	15.37%
5901 Fox Chapel Road
Austin, Texas 78746

Parkhouse Family Irrevocable Trust	Limited Vote Common Stock	139,176	12.91%
c/o Robert M. Collie,
Andrews & Kurth L.L.P.
600 Travis, Suite 4200
Houston, Texas 77002

James C. Thomas	Limited Vote Common Stock	119,465	11.08%
4040 San Felipe, Suite 155
Houston, Texas 77027

Gram Family Investments, LP	Limited Vote Common Stock	75,258	6.98%
Attention: Bernard Gram
822 N.E. 102nd Street
Kansas City, Missouri 64155

James H. & Constance Haddox	Limited Vote Common Stock	70,000	6.50%
9141 Briar Forest	Common Stock(4)	259,704	*
Houston, Texas 77024

Steven P. Colmar	Limited Vote Common Stock	59,904	5.56%
Colmar Industries
603 W. 13th, Suite 1A-247
Austin, Texas 78701

*	Percentage of shares does not exceed 1%.
(1)	Based on Form 4 filing of First Reserve Fund IX, L.P. dated March 13, 2003. Includes 21,200 shares of Common Stock held of record by Ben A. Guill, a director of Quanta and a Managing Director and President of First Reserve Corporation, and 37,736 shares of Common Stock held of record by Thomas J. Sikorski, a director of Quanta and a Managing Director of First Reserve Corporation, that First Reserve Fund IX, L.P. may be deemed to beneficially own. Although Messrs. Guill and Sikorski disclaim beneficial ownership of any securities of Quanta held by First Reserve Fund IX, L.P., Messrs. Guill and Sikorski may be deemed to be beneficial owners of the shares of Common Stock held by First Reserve Fund IX, L.P.

(2)	Includes 31,500 shares of Common Stock that may be acquired by Mr. Foster within 60 days of April 10, 2003, through the exercise of stock options and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power. Also includes 4,500 shares of Common Stock owned by Main Street Equity Ventures II, L.P., of which Mr. Foster disclaims beneficial ownership.
(3)	Does not include 139,176 shares of Limited Vote Common Stock held in trust for members of Mr. Parkhouse’s family, of which he disclaims beneficial ownership.
(4)	Includes 93,750 shares of Common Stock that may be acquired by Mr. Haddox within 60 days of April 10, 2003.

Security Ownership of Management

The following table sets forth, as of April 10, 2003, the number of shares of Common Stock and Limited Vote Common Stock beneficially owned by (i) each of our Directors, (ii) each of our executive officers named in the Summary Compensation Table and (iii) all of our Directors and executive officers as a group.

	Shares of Limited Vote Common Stock Beneficially Owned			Shares of Common Stock Beneficially Owned
Name	Number		Percent of Class	Number		Percent of Class
John R. Colson	—		—	2,309,242	(1)	2.03%
John R. Wilson	—		—	719,598		*
Gary A. Tucci	—		—	572,107	(2)	*
James H. Haddox	70,000	(3)	6.50%	259,704	(4)	*
Vincent D. Foster	191,698		17.79%	177,225	(5)	*
Elliott C. Robbins	—		—	105,733		*
Peter T. Dameris	—		—	89,872	(6)	*
James R. Ball	29,625		2.75%	71,182	(7)	*
Terrence P. Dunn	—		—	46,182	(8)	*
Thomas J. Sikorski	—		—	37,736	(9)	*
James A. Nattier	—		—	37,736		*
Frederick M. Haag	—		—	36,176		*
Ben A. Guill	—		—	36,200	(10)	*
Louis C. Golm	—		—	21,182	(11)	*
All directors and executive officers as a group (20 persons)	328,823		30.51%	5,095,340	(12)	4.47%

*	Percentage of shares does not exceed 1%.
(1)	Includes 13,500 shares over which Messrs. Colson and Foster share voting and dispositive power.
(2)	Includes 75,000 shares of Common Stock held by Mr. Tucci that may be acquired within 60 days of April 10, 2003, through the exercise of stock options.
(3)	The 70,000 shares of Limited Vote Common Stock are held by James and Constance Haddox as joint tenants.
(4)	Includes 93,750 shares of Common Stock held by Mr. Haddox that may be acquired within 60 days of April 10, 2003, through the exercise of stock options.
(5)	Includes 31,500 shares of Common Stock held by Mr. Foster that may be acquired within 60 days of April 10, 2003, through the exercise of stock options and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power. Also includes 4,500 shares of Common Stock owned by Main Street Equity Ventures II, L.P., of which Mr. Foster disclaims beneficial ownership.
(6)	Includes 89,674 shares of Common Stock held by Mr. Dameris that may be acquired within 60 days of April 10, 2003, through the exercise of stock options. The remainder (198 shares of Common Stock) is based on Form 4 filing of Mr. Dameris dated October 31, 2002.
(7)	Includes 45,000 shares of Common Stock held by Mr. Ball that may be acquired within 60 days of April 10, 2003, through the exercise of stock options.
(8)	Includes 22,500 shares of Common Stock held by Mr. Dunn that may be acquired within 60 days of April 10, 2003, through the exercise of stock options.
(9)	Does not include 40,996,383 shares of Common Stock owned by First Reserve Fund IX, L.P., of which Mr. Sikorski disclaims beneficial ownership.
(10)	Includes 15,000 shares of Common Stock held by Mr. Guill that may be acquired within 60 days of April 10, 2003, through the exercise of stock options. Does not include 40,996,383 shares of Common Stock owned by First Revenue Fund IX, L.P., of which Mr. Guill disclaims beneficial ownership.
(11)	Includes 2,500 shares of Common Stock held by Mr. Golm that may be acquired within 60 days of April 10, 2003, through the exercise of stock options.
(12)	Includes 348,375 shares of Common Stock that may be acquired within 60 days of April 10, 2003, through the exercise of stock options.

PROPOSAL

ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the 2003 annual meeting. The Board of Directors proposes that the following nominees be elected for a new term of one year and until their successors are duly elected and qualified or until their earlier resignation or removal. Each of the nominees has consented to serve if elected. If a nominee becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Terrence P. Dunn has indicated to the Board of Directors that he will not stand for reelection immediately prior to the expiration of his current term at the 2003 annual meeting. The Board of Directors has decided not to fill this vacancy until after the New York Stock Exchange releases its final rules relating to director independence. Please note that your proxies cannot be voted for a greater number of persons than the number of nominees named below.

The directors standing for election by each class of shares entitled to vote are:

Nominees for Election by the Holders of Common Stock:

Name	Age	Position(s) with Quanta	Director Since
James R. Ball	60	Director	1998
John R. Colson	55	Chief Executive Officer, Chairman of the Board of Directors	1998
Louis C. Golm	61	Director	2002
Ben A. Guill	52	Director	2002
James A. Nattier	42	Director	2003
Thomas J. Sikorski	42	Director	2003
Gary A. Tucci	46	Regional Vice President, President of Potelco, Inc., Director	1998
John R. Wilson	53	President—Electric Power and Gas Division, Director	1998

Nominee for Election by the Holders of Limited Vote Common Stock:

Name	Age	Position(s) with Quanta	Director Since
Vincent D. Foster	46	Director	1998

James R. Ball has been a member of the Board of Directors since 1998 and is a private investor and an industry consultant with J. R. Ball Investments, a private investment firm. Mr. Ball holds a Masters of Science in Management degree.

John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as our Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 to December 1997. He is currently a member of the National Electrical Contractors Association (NECA), a regent of the Electrical Contracting Foundation, and, since May 1999, a director of U. S. Concrete, Inc.

Vincent D. Foster has been a member of the Board of Directors since 1998. He has served as Senior Managing Director of Main Street Mezzanine Fund, L.P. (and its predecessor firms), a venture capital firm, since 1997. Mr. Foster is also a director of U. S. Concrete, Inc. and Carriage Services, Inc. Mr. Foster holds a J.D. degree and is a Certified Public Accountant.

Louis C. Golm has been a member of the Board of Directors since July 2002 and from May 2001 until May 2002. He has been an independent consultant and senior advisor to the telecommunications and information management industries since 1999. From 1997 to 1999, Mr. Golm served as President of AirTouch International, a division of AirTouch Communications, a wireless communications company. Mr. Golm serves as a director of Global Intermodal Systems, SBS Technologies and the Japan Society of Northern California. Mr. Golm holds a Master of Science in Management degree and an M.B.A. degree.

Ben A. Guill has been a member of the Board of Directors since December 2002. He has served as President and a Managing Director of First Reserve Corporation, a private equity firm specializing in the energy industry, since 1998. From 1980 until 1998, he served as Managing Director and Co-Head of Investment Banking for Simmons & Company International, an investment banking firm specializing in the energy services market. Mr. Guill serves as a director on the boards of Chicago Bridge & Iron N.V., Dresser, Inc., National-Oilwell, Inc., Superior Energy Services, Inc., T-3 Energy Services, Inc. and TransMontaigne, Inc. Mr. Guill holds an M.B.A. degree.

James A. Nattier has been a member of the Board of Directors since March 2003. He has served as Executive Vice President and Chief Financial Officer of Dresser, Inc., a manufacturer of equipment for the energy industry, since March 2002 and as Executive Vice President and Chief Administrative Officer of Dresser, Inc. from April 2001 until March 2002. Mr. Nattier served as Vice President Shared Services for Dresser Equipment Group, Inc., an equipment provider for the energy industry, from June 1999 until April 2001, Vice President, Shared Services for Halliburton Energy Services, a product and service provider for the energy industry, from October 1998 until June 1999, and Vice President, Industrial Products for Baroid Drilling Fluids, a product and service provider for the non-oil well drilling industries, from July 1995 until October 1998. Mr. Nattier holds an M.B.A. degree.

Thomas J. Sikorski has been a member of the Board of Directors since March 2003. He has served as a Managing Director of First Reserve Corporation, a private equity firm specializing in the energy industry, since April 2002. From 1994 until 2002, Mr. Sikorski was a Partner with Windward Capital, a New York-based private equity firm. Mr. Sikorski serves as a director of Dresser, Inc. and Datawave Systems, Inc. Mr. Sikorski holds an M.B.A. degree.

Gary A. Tucci has been a member of the Board of Directors since 1998 and has served as a Regional Vice President of Quanta since August 1998. Mr. Tucci joined Potelco, Inc., a gas, telecommunications and power infrastructure services provider and now a subsidiary of Quanta, in 1975 and has served as its President since 1988. He is a member of the Joint NECA/International Brotherhood of Electrical Workers Apprenticeship and Training Committee as well as the National Labor Relations Board.

John R. Wilson has been a member of the Board of Directors since 1998. He has served as our President of the Electric Power and Gas Division since January 2003, and served as a Senior Vice President of Quanta from June 2001 until January 2003, as a Regional Vice President from April 1999 until June 2001, and as President of PAR, an electrical specialty contractor and now a subsidiary of Quanta, from 1997 until January 2003. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President from 1991 to 1997.

We recommend a vote FOR the election of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

AND COMMITTEES

WITHHOLD ALL

Director Meetings

During the year ended December 31, 2002, the Board of Directors held eleven meetings. All directors attended at least 75% of the meetings of the Board and the committees of the Board, if any, on which they serve during the periods for which they have served as a director, except for (i) Robert K. Green, a former director elected by the holders of Series A Convertible Preferred Stock, who attended 43% of such meetings, (ii) Edward K. Mills, a former director elected by the holders of Series A Convertible Preferred Stock, who did not attend any of such meetings and (iii) Keith G. Stamm, a former director elected by the holders of Series A Convertible Preferred Stock, who attended 67% of such meetings.

The standing Committees of the Board are as follows:

Committee	Members	Number of Meetings During 2002	Duties of the Committee Include:
Audit Committee(1)	James R. Ball Terrence P. Dunn Louis C. Golm	Eight	• Monitorthe quality and integrity of Quanta’s financial statements • Appointand compensate the independent auditors • Reviewthe performance and consider the independence of the independent auditors

Compensation Committee(1)(2)	James R. Ball Louis C. Golm Terrence P. Dunn	Seven

•  Administerthe incentive compensation plans and the issuance of restricted stock and granting of stock options under Quanta’s Amended and Restated 2001 Stock Incentive Plan, as amended from time to time

•  Determineand/or make recommendations to the Board regarding salaries for executive officers and incentive compensation for senior employees and other key management personnel

Nominating Committee	James R. Ball Vincent D. Foster Louis C. Golm	Five

•  Makerecommendations regarding the nature and duties of the Board and its committees

•  Establishcriteria for membership on the Board and its committees

•  Makerecommendations regarding persons to be nominated for election or re-election to the Board and appointment to its committees

•  Evaluatepolicies regarding the recruitment of directors

•  Reviewand comment upon the CEO’s nominations for executive officers

Acquisitions Committee	John R. Colson Vincent D. Foster Gary A. Tucci	None	• Reviewand monitor the strategic direction of Quanta’s acquisition program • Approveacquisitions of companies within certain financial parameters

Small Acquisitions Committee	John R. Colson Vincent D. Foster	None	• Approveacquisitions of companies within certain financial parameters

(1)	Jerry J. Langdon served on the Audit and Compensation Committees during 2002. Mr. Langdon ceased to serve on these Committees upon his resignation from the Board on May 20, 2002, in connection with the settlement of our proxy contest with Aquila, Inc.
(2)	Vincent D. Foster served on the Compensation Committee during 2002. Mr. Foster resigned from the committee on November 20, 2002.

During 2002, we also had an Independent Committee, composed of James R. Ball, Terrence P. Dunn and Louis C. Golm, that was formed as a result of the settlement of our proxy contest with Aquila. The Committee was discontinued in April 2003 with Aquila’s written consent.

During 2002, the Board examined the composition of the Audit Committee in light of the New York Stock Exchange rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are “independent” within the meaning of the Exchange’s rules. The Board of Directors has adopted a charter for the Audit Committee that complies with the Exchange’s rules, a copy of which was attached to our proxy statement for the annual meeting of stockholders held on May 24, 2001.

As a result of their initial investment in Quanta, First Reserve Fund IX, L.P. (First Reserve) has the right to designate up to three directors to our Board of Directors. As of March 13, 2003, First Reserve had designated all three directors, Messrs. Guill, Sikorski and Nattier, to the Board of Directors.

The Nominating Committee will consider director nominations made by stockholders in compliance with the guidelines set forth by the Securities and Exchange Commission and our bylaws. For a discussion of these guidelines, see “Stockholder Proposals for the 2004 Annual Meeting.”

Director Compensation

Directors who also are employees of Quanta or any of our subsidiaries do not receive additional compensation for serving as directors. Each non-employee director receives a fee for attendance at each meeting of the Board of Directors or any committee according to the following schedule: $2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; $500 for attendance at a committee meeting by telephone; and $500 additional compensation for attendance at a committee meeting by the committee chairman. Effective November 20, 2002, each non-employee director also receives an annual cash retainer payment of $30,000, a grant of shares of restricted stock with a value equal to $120,000 upon such director’s initial election to the Board of Directors and an annual grant of shares of restricted stock with a value equal to $60,000 at each subsequent annual meeting of stockholders at which such director is re-elected or remains a director. Pursuant to this revised non-employee director compensation plan, with respect to the remainder of the 2002-2003 term of the Board of Directors, each non-employee director received an immediate prorated cash retainer payment of $17,500 and an immediate prorated grant of shares of restricted stock with a value equal to $35,000. In September 2002, the Board appointed a Special Committee to review and make recommendations regarding several third party investment proposals resulting in their recommendation to proceed with the First Reserve proposal to make a large equity investment in Quanta. Each non-employee director who served on the Special Committee received a fee for attendance at each meeting of the Special Committee of $2,500. In addition, each non-employee director on the Board on November 20, 2002 received a discretionary grant of 7,500 shares of restricted stock for services rendered during the 2002-2003 term. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta. There are currently six non-employee directors standing for re-election at this meeting.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position(s) with Quanta
John R. Colson	55	Chief Executive Officer, Chairman of the Board of Directors
James H. Haddox	54	Chief Financial Officer
John R. Wilson	53	President—Electric Power and Gas Division, Director
Luke T. Spalj	38	President—Telecommunications and Cable TV Division
Frederick M. Haag	50	Senior Vice President, President of IRBY Construction Company
Dennis M. Klumb	43	Senior Vice President, President and General Counsel of Arby Construction, Inc.
Gary W. Smith	45	Senior Vice President, President of Manuel Brothers, Inc.
James F. O’Neil III	44	Senior Vice President—Operations Integration and Audit
Elliott C. Robbins	56	Senior Vice President—Operations
Derrick A. Jensen	32	Vice President, Controller and Chief Accounting Officer
Dana A. Gordon	35	Vice President, General Counsel and Secretary
Nicholas M. Grindstaff	40	Treasurer

For a description of the business background of Messrs. Colson and Wilson, see “Election of Directors” above.

James H. Haddox has served as our Chief Financial Officer since November 1997, and served as Secretary from December 1997 until March 1999 and as Treasurer from December 1997 until September 1999. Mr. Haddox is a Certified Public Accountant.

Luke T. Spalj has served as our President of the Telecommunications and Cable TV Division since January 2003, as a Senior Vice President of Quanta from June 2001 until January 2003 and as a Regional Vice President from May 2000 until June 2001. Mr. Spalj joined Spalj Construction Company, a telecommunications construction company and now a subsidiary of Quanta, in 1990 and served as its Chief Operating Officer from 1992 until January 2003. He serves as a director of 1st National Bank of Deerwood (Minnesota) and the Power and Communication Contractors Association. Mr. Spalj is a Registered Professional Engineer.

Frederick M. Haag has served as a Senior Vice President of Quanta since June 2001, and as President of IRBY Construction Company (IRBY), an electrical specialty contractor and now a subsidiary of Quanta, since July 2000. From January 1997 until July 2000 he served as Executive Vice President and General Manager of IRBY. He is currently a member of numerous construction and industry groups and has served as director and president of various industry councils and boards.

Dennis M. Klumb has served as a Senior Vice President of Quanta since January 2003, as President and General Counsel of Arby Construction, Inc., a gas specialty contractor and now a subsidiary of Quanta, since April 2001, and as Vice President and General Counsel of Arby Construction, Inc. from 1996 until April 2001. Mr. Klumb currently sits on the board of directors and serves on the government relations and labor committees of the Distribution Contractors Association and as a trustee for the National Distribution Pipeline Industry Communications and Productivity Fund. Mr. Klumb also serves on the board of directors of the Wisconsin Underground Contractors Association. Mr. Klumb holds a J.D. degree.

James F. O’Neil III has served as our Senior Vice President of Operations Integration and Audit since December 2002 and as our Vice President of Operations Integration from August 1999 until December 2002. From 1980 until 1999, Mr. O’Neil held various positions with Halliburton Company, a provider of products and services to the petroleum and energy industries, most recently as Director, Global Deepwater Development.

Elliott C. Robbins has served as our Senior Vice President of Operations since October 1999 and as Chief Executive Officer of Intermountain Electric, Inc., an electrical specialty contractor and now a subsidiary of Quanta, from 1998 until September 1999. Mr. Robbins held various positions with the MYR Group, Inc., an electrical and mechanical construction company, from 1984 until 1998, most recently as a member of the Executive Management Committee and Senior Vice President, Treasurer and Chief Financial Officer. Mr. Robbins is a Certified Public Accountant and a member of the America Institute of Certified Public Accountants and the Illinois CPA Society.

Gary W. Smith has served as a Senior Vice President of Quanta since June 2001 and as President of Manuel Brothers, Inc., an underground utilities contractor and now a subsidiary of Quanta, since 1998. Mr. Smith joined Manuel Brothers, Inc. in 1982 and served as Vice President from 1996 to 1998.

Derrick A. Jensen has served as our Vice President and Controller since December 1997 and as our Chief Accounting Officer since March 1999. Mr. Jensen is a Certified Public Accountant.

Dana A. Gordon has served as our Vice President, General Counsel and Secretary since January 2001 and served as Associate General Counsel from August 1999 until December 2000. From 1996 until joining Quanta, Ms. Gordon was an associate in the corporate department of the law firm of Weil, Gotshal & Manges LLP. Ms. Gordon holds a J.D. degree.

Nicholas M. Grindstaff has served as our Treasurer since October 1999 and from March 1999 until September 1999 served as our Assistant Treasurer. From December 1996 until February 1999, he served as Assistant Treasurer for American Residential Services, a consolidator of the HVAC, plumbing and electrical services industries. Mr. Grindstaff holds a Masters of Science in Accounting degree.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth the compensation paid or accrued by Quanta in each of the last three fiscal years to our Chief Executive Officer, the four other highest-paid executive officers in 2002 and one additional individual who would have been one of the four other highest paid executive officers, but for the fact that he was not serving as an executive officer of Quanta at December 31, 2002 (the Named Executive Officers):

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation Awards			All Other Compensation ($)(2)
		Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)(1)
John R. Colson Chief Executive Officer	2002 2001 2000	437,501 306,250 231,250	0 0 250,000			75,000 100,000 181,503	8,500 7,650 7,650

James Haddox Chief Financial Officer	2002 2001 2000	266,251 241,875 210,000	0 100,000 225,000			50,000 50,000 75,000	8,500 7,650 7,650

Peter T. Dameris(3) Chief Operating Officer	2002 2001	257,000 272,885	0 200,000	2,591,790	(4)	50,000 175,000	798,215	(5)

John R. Wilson President—Electric Power and Gas Division	2002 2001 2000	226,250 198,374 154,250	27,000 165,560 156,000			20,000 20,000 33,250	8,500 7,650 2,925

Frederick M. Haag Senior Vice President	2002 2001 2000	245,000 188,838 148,644	0 218,573 215,910			23,100 28,600 20,000	8,385 6,813 3,870

Elliott C. Robbins Senior Vice President—Operations	2002 2001 2000	206,000 187,500 150,000	0 50,000 150,000			15,000 10,000 —	8,500 7,650 7,650

(1)	On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange certain outstanding stock options with an exercise price of $10.00 or more for restricted shares of our Common Stock. On March 10, 2003, we accepted for exchange and cancelled eligible options from all participating employees and consultants, including all of the Named Executive Officers (except Mr. Dameris), at an exchange ratio of one share of Common Stock for every 2.24 option shares tendered. For a further description of the offer to exchange, see “2001 Stock Incentive Plan” below.
(2)	Represents Quanta’s contribution to the individual’s 401(k) Plan, unless otherwise noted.
(3)	Effective October 31, 2002, Mr. Dameris resigned from his position as Chief Operating Officer of Quanta.
(4)	On May 23, 2001, Mr. Dameris received a grant of 72,701 shares of restricted Common Stock. The value of the restricted stock award was based on a per share value of $35.65, the closing price on May 23, 2001. In connection with his resignation from Quanta, Mr. Dameris forfeited all unvested shares of restricted stock.
(5)	Includes $793,535 paid to Mr. Dameris in connection with his resignation from Quanta.

Option Grants in Last Fiscal Year

The following table sets forth information regarding options to purchase Common Stock granted by Quanta during the fiscal year ended December 31, 2002, to each of the Named Executive Officers:

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	Percentage of Total Options Granted in Fiscal 2002 (%)(2)	Exercise Price ($/Sh)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(4)
					5%	10%
John R. Colson	75,000	5.72%	16.41	03/11/12	774,012.00	1,961,497.50
James H. Haddox	50,000	3.81%	16.41	03/11/12	516,008.00	1,307,665.00
Peter T. Dameris(5)	50,000	3.81%	12.38	02/04/12	389,285.00	986,525.00
John R. Wilson	5,000	*	12.15	02/07/12	38,205.00	96,819.50
	15,000	1.14%	16.41	03/11/12	154,802.40	392,299.50
Frederick M. Haag	8,100	*	12.15	02/07/12	61,892.58	156,847.59
	15,000	1.14%	16.41	03/11/12	154,802.40	392,299.50
Elliott C. Robbins	15,000	1.14%	16.41	03/11/12	154,802.40	392,299.50

*	Percentage of options does not exceed 1%.
(1)	The options become exercisable at a rate of 25% on the first anniversary of the grant date and 25% annually thereafter and expire ten years from the grant date, or earlier upon termination of employment. On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange certain outstanding stock options with an exercise price of $10.00 or more for restricted shares of our Common Stock. On March 10, 2003, we accepted for exchange and cancelled all of the above options (except those granted to Mr. Dameris), at an exchange ratio of one share of Common Stock for every 2.24 option shares tendered. For a further description of the offer to exchange, see “2001 Stock Incentive Plan” below.
(2)	Based on an aggregate of 1,310,000 shares subject to options granted to our employees in the fiscal year ended December 31, 2002, including the Named Executive Officers.
(3)	Options were granted at an exercise price equal to the fair market value per share of our Common Stock on the date of grant.
(4)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance provided to any holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated using the fair market value per share at the time of the grant appreciating at the indicated rate for the entire term of the option and assuming that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock.
(5)	In connection with his resignation, Mr. Dameris is eligible to exercise an option to purchase 10,205 shares of Common Stock from the option granted to him in 2002, which represents the portion of his 2002 option grant that had vested at the time of his resignation. This option expires on May 5, 2004.

2002 Stock Option Exercises and Year-End Option Values

The following table sets forth for each of the Named Executive Officers information concerning the exercise of options during fiscal year 2002 and the number and value of securities underlying unexercised options held by the Named Executive Officer at December 31, 2002:

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002(1)		Value of Unexercised In- the-Money Options at December 31, 2002(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Colson	0	—	244,003	262,500	—	—
James H. Haddox	0	—	200,000	143,750	—	—
Peter T. Dameris	0	—	89,674	—	—	—
John R. Wilson	0	—	85,862	70,038	—	—
Frederick M. Haag	0	—	17,150	54,550	—	—
Elliott C. Robbins	0	—	103,750	56,250	—	—

(1)	On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange certain outstanding stock options with an exercise price of $10.00 or more for restricted shares of our Common Stock. On March 10, 2003, we accepted for exchange and cancelled eligible options from all participating employees and consultants, including those tendered by the Named Executive Officers (except Mr. Dameris), at an exchange ratio of one share of Common Stock for every 2.24 option shares tendered. For a further description of the offer to exchange, see “2001 Stock Incentive Plan” below.
(2)	The closing price of our Common Stock on December 31, 2002 was $3.50. As of December 31, 2002, none of the stock options held by our Named Executive Officers were in-the-money.

Employment Agreements

The employment agreements currently in effect for Messrs. Colson, Haddox and Haag prohibit each of them from disclosing our confidential information and trade secrets and generally restrict these individuals from competing with us for a period of one year after the termination of the individual’s employment agreement. Each of these agreements has an initial term of three years, provides for an automatic annual extension at the end of its initial term and is terminable by us for “good cause” upon 10 days’ written notice and without “good cause” by either party upon 30 days’ written notice. The employment agreements generally provide that if the executive’s employment is terminated by us without “good cause,” the executive will be entitled to receive a lump-sum severance payment on the effective date of termination equal to the executive’s base salary at the rate then in effect for, in the case of Messrs. Colson and Haddox, the greater of (i) the time period remaining under the initial term or then current renewal term of the agreement and (ii) one year, or, in the case of Mr. Haag, the time period remaining under the initial term or then current renewal term of his agreement. In addition, the employment agreements with Messrs. Colson and Haddox generally provide that in the event of termination without “good cause,” the non-competition provisions of the agreements will not apply for any time period in which the employee is not receiving or has not received severance compensation.

The employment agreements with Messrs. Colson and Haddox contain certain change in control provisions, one of which provides that in the event that an acquiring entity does not give us and the executive notice five business days prior to closing of the change in control transaction of the acquiring entity’s willingness to assume the obligations of the executive’s employment agreement, the change in control will be deemed a termination of the employment agreement by us without “good cause.” In this instance, the provisions of the employment agreements governing a termination without “good cause” will apply, except that the severance amount otherwise payable (discussed in the preceding paragraph) will be tripled and the provisions that restrict competition with us will not apply.

The employment agreements with Messrs. Colson and Haddox also provide that if within one year following a change in control the executive is offered a lesser position, lesser compensation, or is required to relocate, the executive will be deemed to have been terminated without “good cause,” the severance amount otherwise payable will be tripled and the provisions that restrict competition with us will not apply. In addition, the employment agreement with Mr. Haddox provides that he may elect to have the occurrence of a change in control deemed a termination of his agreement without cause by providing written notice at least five business days prior to closing of the transaction giving rise to the change in control, and in that case, the severance amount otherwise payable will be doubled and the provisions that restrict competition with us would apply for two years after his termination. Pursuant to any change in control, the employment agreements of Messrs. Colson and Haddox provide that the executive will be given sufficient time and opportunity to elect whether to exercise all or any of his options to purchase Common Stock, including any options with accelerated vesting under the provisions of the Quanta 1997 Stock Option Plan, at or prior to closing of the transaction giving rise to the change in control.

On March 13, 2002, we entered into change in control employment agreements with Messrs. Colson, Haddox, Wilson, Robbins and Haag and certain other key corporate and operating unit employees, a number of whom had pre-existing employment contracts. The change in control employment agreements will become effective upon a change in control of Quanta, and until such event each executive’s prior employment arrangements will remain in effect. The change in control employment agreements provide that, following a change of control, if Quanta terminates the executive’s employment other than for “cause”, the executive terminates employment for “good reason”, or the executive’s employment terminates due to death or disability, Quanta will pay certain amounts to the executive, which vary with the level of the executive’s responsibility and the terms of the executive’s prior employment arrangements.

The change in control employment agreements provide for payment of an amount equal to all salary, bonus and other compensation due the executive at termination, plus, in the case of Mr. Robbins and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson and Haag and certain other employees, three times the sum of the executive’s base salary and highest annual bonus (as defined in the change in control employment agreements). Additionally, all stock options, restricted stock or other awards made under Quanta’s stock incentive plans will become fully vested, and the executive’s outstanding stock options will remain exercisable as if the executive remained employed by Quanta for, in the case of Mr. Robbins and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson and Haag and certain other employees, three years following such employee’s termination. The change in control employment agreements also provide that Quanta will continue the executive’s health and welfare benefits for, in the case of Mr. Robbins and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson and Haag and certain other employees, three years after such employee’s termination. The executive also will be considered to have remained employed, for purposes of determining eligibility for retiree medical benefits, until the expiration of, in the case of Mr. Robbins and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson and Haag and certain other employees, three years following his termination. Quanta will also provide the executive with outplacement services as selected by the executive.

The change in control employment agreements also provide that Quanta will make a gross up payment to the executive if payments under the change in control employment agreement (or otherwise) would be deemed “excess parachute payments” under Internal Revenue Code Section 280G, subject to the excise tax imposed by Internal Revenue Code Section 4999, so that the executive retains an amount of the gross-up payment equal to the excise tax imposed upon the payments.

The change in control employment agreements with Messrs. Haddox, Wilson and Haag provide that Quanta will make the payments described above if the executive terminates his employment for any reason at all during a 30-day period beginning six months after the date of the change of control. On June 1, 2002, Mr. Colson relinquished his right to receive the payment described above upon a voluntary termination during such 30-day period. In addition, in order to conform the change in control employment agreement with Mr. Haddox’s existing employment arrangements, his change in control employment agreement also provides that Quanta will make these payments if the executive terminates his employment for any reason during the five-day period immediately before the date of the change of control. All of the change in control employment agreements provide that Quanta will make the payments described above if, within three years following a change in control, the executive terminates his employment for good reason, the executive is terminated without cause or the executive’s employment terminates due to death or disability.

In order to preserve for Quanta the benefit of non-competition agreements and other restrictive covenants of Messrs. Colson, Wilson and Haag and certain other employees that were entered into in connection with the acquisition of those executives’ businesses, their change in control employment agreements provide that such covenants will not cease upon the voluntary termination of the executive during the 30-day period described above. In the case of Messrs. Haddox and Robbins and certain other employees, the change in control employment agreements provide that the covenant of non-competition, and any other restrictive covenants applicable to the executive under any employment or other agreement between Quanta and the executive, will cease to apply effective as of the executive’s termination.

On October 24, 2002, we entered into a separation agreement with Mr. Dameris pursuant to his resignation as Chief Operating Officer of Quanta. Under the terms of his separation agreement, Mr. Dameris received a payment of $793,535. Mr. Dameris also remains eligible to exercise all his vested stock options pursuant to the pro-rata vesting schedule set forth in his employment agreement until 90 days after February 5, 2004. Mr. Dameris forfeited all unvested shares of previously awarded restricted stock.

On March 17, 2003, Mr. Haddox relinquished certain rights under his original employment agreement in exchange for an award of 50,000 shares of restricted Common Stock.

2001 Stock Incentive Plan

In December 1997, the Board of Directors adopted, and our stockholders approved, the 1997 Stock Option Plan to provide directors, key employees, officers and certain advisors with additional incentives by increasing their proprietary interest in Quanta. The Plan is administered by the Compensation Committee of the Board of Directors. In May 2000, the Plan was amended to expand the definition of “Stock” to include Quanta’s Series A Convertible Preferred Stock, Common Stock and Limited Vote Common Stock. In May 2001, the Plan was amended, restated and renamed the 2001 Stock Incentive Plan. In November 2001, the 2001 Plan was amended to allow Canadian employees to participate. The 2001 Plan was further amended during 2002 to clarify that the Compensation Committee has the authority to grant new Awards (defined below) under the 2001 Plan in substitution for options previously granted, and to reduce the aggregate number of shares available for issuance under the 2001 Plan from 15% to 12% of the outstanding shares of Stock. The 2001 Plan was then amended and restated on March 13, 2003 to remove the formula stock option grant to non-employee directors, provide the Chief Executive Officer limited authority to make restricted stock awards and incorporate all previous amendments. The aggregate number of shares of Common Stock of Quanta with respect to which options or restricted stock awards may be granted may not exceed the greater of 3,571,275 shares or 12% of the outstanding shares of Stock (13,318,079 shares as of December 31, 2002). On February 27, 1998 and on March 3, 2003, Quanta filed a Registration Statement on Form S-8 with respect to 3,571,275 and 9,839,668 shares, respectively, of Common Stock issuable pursuant to the 2001 Plan.

As amended and restated, the 2001 Plan provides for the grant of incentive stock options (ISOs), nonqualified stock options and restricted stock (collectively, the “Awards”). The number of ISOs that may be granted under the 2001 Plan is limited to 3,571,275 shares. The Compensation Committee has, subject to the terms of the 2001 Plan, the sole authority to grant Awards under the 2001 Plan, to construe and interpret the 2001 Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 2001 Plan; except that Quanta’s Chief Executive Officer has the authority to grant to individuals who are not officers (i) non-qualified stock options; provided that the aggregate of all such option grants in any calendar quarter do not exceed options to purchase 100,000 shares and provided further, that the aggregate of all such option grants to any individual in any calendar quarter does not exceed 20,000 and

(ii) shares of restricted stock provided that the aggregate value of all such awards of restricted stock in any calendar quarter shall not exceed $250,000 and provided further, that the aggregate value of restricted stock grants to any individual in any calendar quarter does not exceed $25,000.

All of our employees, non-employee directors, officers and certain consultants and advisors are eligible to receive Awards under the 2001 Plan, but only employees are eligible to receive ISOs. Options are exercisable during the period specified in each option agreement and generally become exercisable in installments pursuant to a vesting schedule designated by the Compensation Committee or the Chief Executive Officer. Unless specifically provided otherwise in the option agreement, options become immediately vested and exercisable in the event of a “change in control” (as defined in the 2001 Plan) of Quanta. No option will remain exercisable later than ten years after the date of grant (or five years in the case of ISOs granted to employees owning more than 10% of the voting capital stock of Quanta).

The exercise price for ISOs granted under the 2001 Plan may be no less than the fair market value of a share of the Common Stock on the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the voting capital stock of Quanta).

On January 21, 2003, Quanta offered eligible employees and consultants the opportunity to exchange certain outstanding stock options, with an exercise price of $10.00 or more, for restricted shares of Quanta’s Common Stock at an exchange ratio of one share of restricted stock for every 2.24 option shares tendered. As restricted stock, the shares are subject to forfeiture and other restrictions until they vest. Regardless of the vesting schedule of the eligible options offered for exchange, the restricted stock granted in the offer vests over three years in three equal annual installments on February 28 of each year, assuming the employee or consultant continues to meet the requirements for vesting. On March 10, 2003, Quanta accepted for exchange and canceled eligible options to purchase an aggregate of 6,769,483 shares of its Common Stock, representing approximately 93% of the 7,289,750 options that were eligible to be tendered in the offer as of the expiration date. Pursuant to the terms of the offer, Quanta granted restricted stock representing an aggregate of 3,022,112 shares of its Common Stock in exchange for the tendered eligible options.

Options to purchase 1,715,279 shares of Common Stock issued pursuant to the 2001 Plan were outstanding at April 10, 2003. All of these options are non-qualified options. At April 10, 2003, 3,338,655 shares of restricted Common Stock issued pursuant to the 2001 Plan were outstanding.

The above description of the exchange offer is not complete, but is qualified by reference to the Schedule TO, as amended, which has been publicly filed with the SEC.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2002 with respect to Quanta’s 2001 Stock Incentive Plan and Quanta’s 1999 Employee Stock Purchase Plan, both of which have been approved by stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,776,073	21.04	4,663,753	(1)(2)
Equity compensation plans not approved by security holders	—	—	—
Total	8,776,073	21.04	4,663,753

(1)	Includes 236,357 shares of common stock available for purchase under our 1999 Employee Stock Purchase Plan.
(2)	The 2001 Stock Incentive Plan provides that the aggregate amount of common stock with respect to which stock option or restricted stock awards may be granted may not exceed 12% of Quanta’s outstanding Stock (as defined in the 2001 Stock Incentive Plan).

Compensation Committee Interlocks and Insider Participation

In 2002, James R. Ball, Terrence P. Dunn, Louis C. Golm, Jerry J. Langdon (until May 20, 2002) and Vincent D. Foster (until November 20, 2002) served as members of the Compensation Committee. None of such persons served as an employee or officer of Quanta or any of our subsidiaries during 2002 or was formerly an officer of Quanta or any of our subsidiaries.

At various times in 2002, employees of Main Street Equity Ventures (Main Street), a venture capital firm in which Mr. Foster serves as Senior Managing Director, have served on our corporate development staff on a contract basis. We reimbursed Main Street $381,739 in 2002 for the salaries and expenses of these employees. We believe that the amount we paid to Main Street for salaries and expenses was reasonable under the circumstances.

CERTAIN TRANSACTIONS

Transactions Involving Certain Officers, Directors and Stockholders

Potelco leases its main office from the father of Gary A. Tucci, and leases another office in Washington from Gary A. Tucci, who is President of Potelco, a Regional Vice President and director of Quanta. Currently, both leases are oral and on a month-to-month basis. The main office lease is for a 15,000 square foot building on five acres, at a rental rate of $2,500 per month. The other lease is for a 2,200 square foot office with a 6,000 square foot maintenance facility on 1.5 acres, at a rental rate of $2,800 per month. We believe that the rental rates of these leases do not exceed fair market value.

Concurrently with the September 1999 investment by Aquila in us, we agreed that Aquila would use Quanta as a preferred provider of outsourced transmission and distribution infrastructure construction and maintenance as well as natural gas distribution construction and maintenance in all areas serviced by Aquila, provided that we provide such services at a competitive cost. This strategic alliance agreement has a term of six years. In 2002, we performed projects for Aquila generating approximately $29.7 million in revenues and projects for an affiliate of Aquila generating approximately $0.4 million in revenues.

On February 8, 2002, Aquila announced its intention to conduct a proxy solicitation to replace members of our board of directors with a slate of its own nominees. On May 20, 2002, we and Aquila announced a settlement pursuant to which Aquila agreed to terminate its proxy contest. Under the terms of the settlement, Aquila withdrew all pending litigation and arbitration against us, and agreed not to purchase shares of our Common Stock on the open market and not to wage another proxy contest for control of our Board of Directors. We agreed to terminate our Stock Employee Compensation Trust. As of February 27, 2003, Aquila held no shares of our Common Stock or other stock.

In February 2000, we submitted a written notice to Gary A. Tucci seeking indemnification from him for certain accounts receivable losses sustained by us in connection with our acquisition of Potelco. The total amount outstanding as a result of this indemnification claim is $144,104. We currently are negotiating the settlement of this claim with Mr. Tucci.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of Quanta’s equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

Based only on our review of the copies of those forms furnished to us and written certifications from our directors and executive officers, we believe that, during 2002, all of our directors and executive officers were in compliance with the applicable filing requirements, except that Mr. Green inadvertently omitted certain information regarding three transactions required to be reported on a Form 4, Statement of Changes in Beneficial Ownership, and subsequently filed such information on a Form 4 late.

REPORT FROM THE COMPENSATION COMMITTEE

REGARDING EXECUTIVE COMPENSATION

The Compensation Committee, which is composed of three independent, non-employee directors none of whom is a current or former officer or employee of Quanta, designs and administers compensation programs covering executive officers and key management employees. With a goal of allowing Quanta to attract, motivate and retain the management personnel necessary for Quanta’s success, we work to design a compensation program that is comparable to programs offered by companies with which Quanta competes for such management personnel and that rewards management for their contributions to Quanta’s short-term and long-term performance and for building stockholder value. As a part of the compensation program, we establish compensation goals for Quanta’s executive officers and key management employees and evaluate their performance with reference to those goals. The key components of the compensation program are base salary, annual bonuses and equity incentives.

Base Salary

Base salaries for executive officers, including the Chief Executive Officer, are determined annually by the Committee, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, the contribution, experience and level of responsibility of the officer and the officer’s length of service.

Annual Bonus Plan

Our annual bonus plan is designed to provide Quanta’s executive officers and key management employees with additional performance incentives in the form of an annual cash bonus to be paid in recognition of meeting certain financial and operational goals. For 2002, pursuant to the annual bonus plan, a portion of each operating unit executive’s annual bonus was determined using a formula based on earnings per share, operating income, internal revenue growth and operating margin; the remainder of any bonus was discretionary based on individual performance and contribution to Quanta’s goals. Corporate executive bonuses for 2002 were determined based on earnings per share and individual performance. Pursuant to the above formula and in light of Quanta’s annual performance, most executive officers and key management employees, including the Chief Executive Officer, were not awarded a bonus for 2002.

Incentive Compensation

Quanta traditionally has provided stock option awards as additional compensation to its key executives. Recently, Quanta began granting restricted stock rather than stock options to its key executives. The guidelines used by the Compensation Committee to establish the size of a stock option or restricted stock award include an executive’s level of responsibility and performance and comparative award information. Most of the options granted to Quanta’s key executives vest at the rate of 25% per year commencing on the date of grant, and expire 10 years from the date of grant or three months following termination of employment. The exercise price per share is set at the fair market value per share on the date of grant. Most of the restricted stock grants vest at the rate of 33.33% per year commencing on the date of grant.

This report is furnished by the Compensation Committee of the Board of Directors.

James R. Ball, Chairman

Louis C. Golm

Terrence P. Dunn

REPORT FROM THE AUDIT COMMITTEE

The Audit Committee is composed of three independent, non-employee directors, none of whom is a current or former officer or employee of Quanta, and operates under a formal written charter adopted by the Board of Directors.

As members of the Audit Committee, our primary purpose is to assist the Board of Directors’ oversight of (1) the quality and integrity of Quanta’s financial statements, (2) the independent auditor’s qualifications, independence and performance, (3) the performance of Quanta’s internal audit function, and (4) Quanta’s compliance with applicable legal and regulatory requirements. The Audit Committee is solely responsible for the appointment and compensation of Quanta’s independent auditors. In carrying out our role, we rely on Quanta’s management and independent auditors. Management is responsible for Quanta’s financial reporting processes including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. Quanta’s independent auditors are responsible for expressing an opinion as to whether the consolidated financial statements are free of material misstatements based on their audit. Our responsibility is to monitor and review these processes.

We have reviewed and discussed Quanta’s audited consolidated financial statements with management. Management has confirmed to us that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

In addition, we have discussed with PricewaterhouseCoopers LLP, Quanta’s independent auditors, the matters required to be discussed by SAS No. 61 (Communication with Audit Committees) including the quality of the accounting principles as applied to financial reporting.

We have received written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from Quanta and its related entities), and have discussed with PricewaterhouseCoopers LLP their independence from Quanta.

We have reviewed the services performed by PricewaterhouseCoopers LLP and the related fees and have considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Based on our review and discussions referred to above, we recommended to Quanta’s Board of Directors that Quanta’s audited consolidated financial statements be included in Quanta’s Annual Report on Form 10-K as of and for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Terrence P. Dunn, Chairman

James R. Ball

Louis C. Golm

Audit Fees

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during 2002. The aggregate fees billed for 2002 for each of the following categories of services are set forth below:

2002
Audit Fees(1)	$500,745
Audit Related Fees(2)	$67,638
Tax Fees	$0
All Other Fees	$0

(1)	Represents fees for the audit of Quanta’s fiscal 2002 consolidated financial statements, and reviews of Quanta’s Form 10-Qs for the second and third quarters of the fiscal 2002 period.
(2)	Represents fees for accounting services in connection with the First Reserve investment and the audit of one of Quanta’s subsidiaries.

INDEPENDENT AUDITORS

On June 28, 2002, the Board of Directors, at the recommendation of the Audit Committee, dismissed Arthur Andersen LLP as our independent auditors and appointed PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal year ending December 31, 2002.

Arthur Andersen’s reports on Quanta’s consolidated financial statements for each of the years ended December 31, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2000 and 2001 and through June 28, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their report on Quanta’s consolidated financial statements for those years. During the years ended December 31, 2000 and 2001 and through June 28, 2002, there were no reportable events of the kind listed in Item 304(a)(1)(v) of Regulation S-K.

Quanta reported the dismissal and change in independent auditor on Form 8-K filed on July 8, 2002. The Form 8-K contained a letter from Arthur Andersen dated July 1, 2002, and addressed to the Securities and Exchange Commission, in which they corroborated the statements contained in the Form 8-K.

During the years ended December 31, 2000 and 2001 and through June 28, 2002, Quanta did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with the opportunity to make a statement, if they choose, and to respond to appropriate questions.

The Audit Committee currently is evaluating auditors to audit Quanta’s financial statements for the year ending December 31, 2003. Accordingly, the stockholders are not being asked to ratify the appointment of independent auditors to audit Quanta’s financial statements for the year ending December 31, 2003. The Audit Committee intends to make a decision with respect to the appointment of our independent auditors for the year ending December 31, 2003, that it believes will be in the best interests of Quanta and its stockholders.

PERFORMANCE GRAPH

The following graph compares, for the period from February 12, 1998, the date of our initial public offering of Common Stock, to December 31, 2002, the cumulative stockholder return on our Common Stock with the cumulative total return on the Standard & Poor’s 500 Index (the S&P 500 Index), the Russell 2000 Index, and a peer group index previously selected by our management, which includes five public companies within our industry (the Peer Group). The comparison assumes that $100 was invested on February 12, 1998 in our Common Stock, the S&P 500 Index, the Russell 2000 Index, and the Peer Group, and further assumes all dividends were reinvested. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

The Peer Group is composed of Arguss Communications, Inc., Dycom Industries, Inc., MasTec, Inc., Chicago Bridge & Iron Company N.V. and Shaw Group, Inc. The companies in the Peer Group were selected because they comprise a broad group of publicly held corporations, each of which has some operations similar to ours.

COMPARISON OF 58 MONTH CUMULATIVE TOTAL RETURN*

AMONG QUANTA SERVICES, INC., THE RUSSELL 2000 INDEX,

THE S & P 500 INDEX AND THE PEER GROUP

Measurement Period	Quanta Services, Inc.	S&P 500 Index	Russell 2000 Index	Peer Group
February 12, 1998	$100.00	$100.00	$100.00	$100.00
December 31, 1998	$196.11	$127.17	$99.02	$95.86
December 31, 1999	$251.11	$153.93	$120.06	$141.60
December 31, 2000	$429.15	$139.92	$116.44	$186.90
December 31, 2001	$205.72	$123.29	$119.33	$88.48
December 31, 2002	$46.66	$96.04	$94.89	$74.82

ADDITIONAL INFORMATION

Stockholder Proposals for the 2004 Annual Meeting. Stockholders who desire to submit a proposal for inclusion in the proxy materials for our 2004 annual meeting of stockholders may do so by complying with the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Quanta’s Corporate Secretary no later than December 23, 2003.

Stockholder proposals submitted outside of the Securities and Exchange Commission’s procedures for including such proposals in our proxy statement must be received by our Corporate Secretary no later than February 22, 2004 (unless the 2004 annual meeting date is before April 22 or after July 31, in which case we must receive such proposal by the later of 90 days before such annual meeting date and ten days after we first publicly announce the date of such annual meeting). However, if the number of directors to be elected at the 2004 annual meeting of stockholders is increased and we do not publicly announce the nominee(s) for the new directorship(s) by February 12, 2004, a stockholder’s notice solely with respect to nominee(s) for the additional directorship(s) must be received by our Corporate Secretary no later than ten days after we first publicly announce the increase in the number of directors. Any such proposal or notice must comply in all respects with the specific requirements included in our bylaws. If a proposal or notice is received after such deadline, as applicable, our proxy materials for the 2004 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy statement for our 2004 annual meeting of stockholders.

Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by Quanta. The cost of soliciting proxies in the enclosed form, which may include the cost of preparing, printing and mailing the proxy materials, will be borne by Quanta. Our officers, directors and other employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile, postings on our website or other electronic means. We will also request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Common Stock and obtain their voting instructions. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of stock.

Other Matters. As of the date of this Proxy Statement, the Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

In some instances, only one proxy statement and annual report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. A stockholder who wishes to receive a separate copy of the proxy statement or annual report now or in the future, or stockholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a written request to Investor Relations, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056 or call 713-629-7600.

By Order of the Board of Directors

Dana A. Gordon

Corporate Secretary

Houston, Texas

April 21, 2003

QUANTA SERVICES, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Dana A. Gordon, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 22, 2003, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 21, 2003 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR THE PROPOSAL.

(Continued on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

QUANTA SERVICES, INC.

May 22, 2003

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

*Please Detach and Mail in the Envelope Provided*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.    Election of Directors

NOMINEES

☐ FOR ALL NOMINEES	o James R. Ball
o John R. Colson
☐ WITHHOLD AUTHORITY	o Louis C. Golm
FOR ALL NOMINEES	o Ben A. Guill
o James A. Nattier
☐ FOR ALL EXCEPT	o Thomas J. Sikorski
(See instructions below)	o Gary A. Tucci
o John R. Wilson

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here. o

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

Signature of Stockholder:                                                                                Date:

Signature of Stockholder:                                                                                Date:

Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY CARD

PROMPTLY. THANK YOU!

QUANTA SERVICES, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James H. Haddox and Dana A. Gordon, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 22, 2003, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposal listed below and as more particularly described in the Proxy Statement of the Company dated April 21, 2003 (the “Proxy Statement”) and (2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF COMPANY STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR THE PROPOSAL.

LIMITED VOTE COMMON STOCK

PROPOSAL:                                  ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote FOR the nominee.

Nominee (01) Vincent D. Foster

FOR ALL                                         WITHHOLD ALL

      ☐                                                           ☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

Date: , 2003

Signature

Signature

Title:

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a respective capacity should give full title.